EXHIBIT 3.1

Lunai Bioworks, Inc. to Effect 10:1 Reverse Stock Split

Measure taken to Comply with Nasdaq Rule 5550(a)(2) Regarding Minimum Bid Price

LOS ANGELES, September 24, 2025: Lunai Bioworks, Inc. (Nasdaq: RENB) (“Lunai Bioworks” or the “Company”), a pioneer in cancer diagnostics and therapeutics powered by artificial intelligence, today announced that the Company’s Board of Directors has approved a 10:1 reverse stock split of the Company’s issued and outstanding common stock, par value $0.0001 per share (the “Common Stock”) to be effective 12:01 a.m., Eastern Time, on September 30, 2025. The Company’s Common Stock will trade on the Nasdaq Capital Market LLC under the symbol “LNAI” following the reverse stock split, with a new CUSIP number of 29350E 203. The Company expects its Common Stock to open for trading on a post-split basis on Nasdaq as of the commencement of trading on September 30, 2025.

On August 15, 2025, the Company’s stockholders approved a reverse stock split of the Company’s Common Stock at a ratio of not less than 3:1 and no more than 10:1, with such ratio to be determined at the discretion of the Company’s Board of Directors. The reverse stock split is intended to bring the Company into compliance with the minimum bid price requirement for continued listing on Nasdaq, although there is no assurance that the trading price for the Common Stock would remain over the continued listing requirements of Nasdaq in order to regain compliance with the Bid Price Requirement or sustain a continued listing of our Common Stock on the Nasdaq.

The 10:1 reverse stock split will automatically result in the conversion of ten (10) current shares of the Company’s Common Stock into one (1) new share of Common Stock. Any fraction of a share of Common Stock outstanding that would be created as a result of the reverse stock split will be rounded up to the next whole share. Holders of the Company’s Common Stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split. Stockholders of record will be receiving information from the Company’s transfer agent regarding their common stock ownership post-reverse stock split.

The reverse stock split is expected to reduce the number of shares of the Company’s Common Stock outstanding on or about September 30, 2025, from approximately 231,780,434 shares to approximately 23,178,096 shares subject to some variability as a result of the fractional upward adjustments. Proportionate adjustments will be made to the exercise prices and the number of shares underlying the Company’s outstanding equity awards, as applicable, as well as to the number of shares issuable under the Company’s equity incentive plans and certain existing agreements. The Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the number of authorized shares of Common Stock.

Stockholders who hold shares electronically in book-entry form with Securities Transfer Corporation, the Company’s transfer agent, will not need to take action to receive evidence of their shares of post-reverse stock split Common Stock.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on July 30, 2025 which is available free of charge at the SEC’s website, www.sec.gov.

About Lunai Bioworks, Inc.:

Lunai Bioworks Inc. is an AI-powered drug discovery and biodefense company pioneering safe and responsible generative biology. With proprietary neurotoxicity datasets, advanced machine learning, and a focus on dual-use risk management, Lunai is redefining how artificial intelligence can accelerate therapeutic innovation while safeguarding society from emerging threats.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Litigation Reform Act of 1995 regarding the plans and objectives of management for future operations and market trends and expectations. Forward-looking statements can be identified by the fact that they do not related strictly to historical or current facts. Forward-looking statements are based upon our current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. In some cases, you can identify forward-looking statements by the following words: “may”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “approximately”, “estimate”, “predict”, “project”, “potential” or the negative of these terms or other comparable terminology, although the absence of these words does not necessarily mean that a statement is not forward-looking. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. You should not place undue reliance on forward-looking statements, which speak only as of the date of this Press Release. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations and assumptions that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving the continued expansion of our business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Lunai Bioworks encourages you to review the risk factors that may affect its future performance in its filings with the Securities and Exchange Commission. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in the Company’s filings with the SEC which can be found on the SEC’s website at www.sec.gov.

For more information, please contact:

Investor Contact

Nathen Fuentes

Chief Financial Officer

investors@renovaro.com

www.renovarogroup.com

SOURCE: Lunai Bioworks, Inc.